Exhibit 99.4

EXECUTION COPY

PUT AGREEMENT

THIS PUT AGREEMENT  (the “Put Agreement”) is made this 20th day of April, 2006, by and between HowStuffWorks, Inc., a Delaware corporation (“HSW”) and StuffWorks, LLC, a Delaware limited liability company (“StuffWorks”).

WHEREAS, HSW International, Inc., a Delaware corporation (“HSW International”) has entered to a certain Stock Purchase Agreement (the “Stock Purchase Agreement”), of even date herewith, pursuant to which StuffWorks has agreed to purchase that number of shares of HSW International common stock as set forth in Article II of the Stock Purchase Agreement (the “HSW International Common Stock”) at price per share as set forth in the Stock Purchase Agreement (the “Original Per Share Purchase Price”) for an aggregate price of $2,500,000.00;

WHEREAS, as additional inducement to StuffWorks to enter into the Stock Purchase Agreement, HSW has agreed to execute and deliver this Put Agreement to provide StuffWorks with the right to cause HSW to purchase the HSW International Common Stock in accordance with the terms and conditions set forth herein; and

WHEREAS, this Put Agreement shall only become effective upon the closing of the Stock Purchase Agreement (the “Effective Date”).

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it hereby is agreed as follows:

1.                                       Certain Definitions. Except as otherwise designated, capitalized terms used herein shall have the meanings attributed to such terms in the Stock Purchase Agreement.

2.                                       Put Provisions.

(a)                                  If High River Limited Partnership, a Delaware limited partnership (“High River”), delivers a Put Notice to HSW pursuant to that certain Put Agreement, dated as of April 20, 2006 between High River and HSW (the “High River Put Notice”), except as otherwise provided herein, on, but not before, the eighteen (18) month anniversary of the Effectiveness Date (as defined in the Registration Rights Agreement by and among HSW International and the Purchasers dated as of the Closing of the Stock Purchase Agreement) (the “Expiration Date”), StuffWorks may irrevocably elect (the “Put Right”), by providing written notice to HSW of such election (a “Put Notice”), to cause HSW to purchase all (or such portion as High River elects) of the HSW International Common Stock (the “Put Shares”) for an amount equal to: (i) the Original Per Share Purchase Price, multiplied by (ii) the number of Put Shares subject to the Put Notice (the “Purchase Price”). Upon delivery of such Put Notice, StuffWorks shall be obligated to purchase the Put Shares as provided herein. In the event that either: (A) High River does not deliver the High River Put Notice to HSW on the Expiration Date, or (B) StuffWorks does not exercise its Put Right on the Expiration Date, this Put Agreement shall terminate and be of no further force and effect. For the avoidance of doubt, in the event that StuffWorks has sold any of the HSW International Common Stock and purchased shares of common stock of HSW International prior to the Expiration Date, the Put Shares shall only include the HSW International Common Stock purchased pursuant to the Stock Purchase Agreement. For the avoidance of doubt, on or promptly following the Effectiveness Date, the parties shall agree in writing on the date which shall constitute the Expiration Date hereunder.

(b)                                 The closing of the purchase and sale of the Put Shares (the “Put Closing”) shall take place at the offices of Greenberg Traurig, LLP, 3290 Northside Parkway, N.W., Suite 400, Atlanta, Georgia 30327 on a date mutually agreed upon by HSW and StuffWorks but no earlier than ten (10) business days after the date upon which HSW receives the Put Notice. Subject to Section 3, at the Put Closing, HSW, in its sole discretion, shall deliver to StuffWorks: (i) a secured promissory note in the original principal amount of the Purchase Price with the same interest rate and a term of 18 months from the Put Closing in a form and substance similar to the HSW Promissory Note dated September 30, 2005 in favor of StuffWorks, and subject to the same covenants and other provisions of the Note and Preferred Stock Purchase Agreement, dated as of September 30, 2005 (the “Note Agreement”), entered into by and among HSW and the Persons listed on Schedule A attached thereto in connection therewith, including the Security Documents (as defined in the Note Agreement) or (ii) the Purchase Price in readily available funds by certified check or wire transfer of immediately available funds to an account designated by StuffWorks.

(c)                                  At the Put Closing, StuffWorks shall convey, assign and transfer unto HSW the Put Shares, free and clear of any and all liens, claims and encumbrances (other than any liens, claims or encumbrances arising from the Merger Agreement or from applicable federal or state securities laws), in exchange for the delivery by HSW to StuffWorks of the Purchase Price. At the Put Closing, HSW and StuffWorks shall execute and deliver to each other any and all documents, agreements, instruments or certificates that are reasonably necessary to effectuate and consummate the sale of the Put Shares from StuffWorks to HSW as described herein.

3.                                       Election of StuffWorks. If StuffWorks provides a Put Notice on the Expiration Date, StuffWorks may elect in its sole discretion to cause HSW to pay to it an amount equal to the Market Loss (as defined below) in lieu of causing HSW to purchase the Put Shares as set forth in Section 2(a); provided that StuffWorks shall make such election at the time of the delivery of the Put Notice to HSW. “Market Loss” means (i) the difference between (A) the Original Per Share Purchase Price and (B) the Average Price Per Share (as defined below), multiplied by (ii) the number of Put Shares. The “Average Price Per Share” means the average closing price of the common stock of HSW International as listed on the NASDAQ market for the ten day trading period immediately prior to the Expiration Date. In such event, on the Put Closing, HSW shall make a payment to StuffWorks of an amount equal to the Market Loss in readily available funds by certified check or wire transfer of immediately available funds to an account designated by High River and High River shall retain the Put Shares.

4.                                       Certain Trading Activities. StuffWorks covenants and agrees that, during the period from the Effectiveness Date through and including the Expiration Date, StuffWorks will not directly or indirectly, nor will any person acting on behalf of or pursuant to any understanding with StuffWorks, engage in or hold a short position, directly or indirectly, in any shares of the common stock of HSW International, and (ii) during the ten day trading period immediately prior to the Expiration Date, StuffWorks will not directly or indirectly, nor will any person acting on behalf of or pursuant to any understanding with StuffWorks, engage in any transactions involving the common stock of HSW International.

5.                                       No Voting Rights. Nothing herein shall be construed to confer upon HSW any right to vote, give or withhold consent to any corporate action, receive notice of meetings or be deemed to be a shareholder of HSW International with respect to any of the HSW International Common Stock for any purpose unless and until HSW purchases any of the Put Shares hereunder.

6.                                       Notices. All notices or other communications under this Put Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to StuffWorks:	StuffWorks, LLC
c/o The Walters Group
5500 East Flamingo Road
Las Vegas, NV 89122
Attention: Mike Luce
Telecopy: (702) 450-8055

If to HSW:	HowStuffWorks, Inc.
One Capital City Plaza
3350 Peachtree Road, Suite 1500
Atlanta, GA 30326
Attention: Chief Executive Officer
Telecopy : (404) 760-3458
Telephone: (404) 760-4328

With a copy to (which
shall not constitute notice):	HowStuffWorks, Inc.
One Capital City Plaza
3350 Peachtree Road, Suite 1500
Atlanta, GA 30326
Attention: The Legal Department
Telecopy : (404) 760-3458
Telephone: (404) 760-4328

Greenberg Traurig, LLP
The Forum
3290 Northside Parkway., Suite 400
Atlanta, Georgia 30327
	Attention:	James S. Altenbach, Esq.
	Telecopy:	678-553-2188
	Telephone:	678-553-2100

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

7.                                       Miscellaneous.

(a)                                  This Put Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.

(b)                                 The section headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Put Agreement.

(c)                                  The rights, powers, privileges, duties and liabilities of the parties hereto are not assignable by StuffWorks, in whole or in part, without the prior written consent of HSW, and any attempt to assign without such consent shall be null and void; provided, however, High River may assign its interest to its partners, limited partners or Affiliates without the consent of HSW.

(d)                                 This Put Agreement shall be binding upon, and shall inure to the benefit of, HSW, StuffWorks, and their respective permitted assigns.

(e)                                  No amendment of this Put Agreement shall be effective unless in writing and signed by StuffWorks and HSW.

(f)                                    The waiver by any party hereto of the breach of any provision of this Put Agreement shall not operate or be construed as a waiver of any subsequent breach of any party.

(g)                                 This Put Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Put Agreement supersedes all prior negotiations, agreements and undertakings between the parties hereto with respect to such subject matter.

(h)                                 THIS PUT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. THE COMPANY AGREES THAT IT WILL NOT COMMENCE ANY SUCH ACTION IN ANY OTHER JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER

HAVE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

EACH OF THE PARTIES HERETO HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE HOLDER’S INVESTMENT IN THE COMPANY CONTEMPLATED HEREBY. THE SCOPE OF THIS JURY TRIAL WAIVER SHALL BE LIMITED TO DISPUTES BETWEEN THE COMPANY AND THE HOLDER AND SHALL NOT EXTEND TO DISPUTES BETWEEN THE COMPANY AND ANY OTHER PERSON.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have executed this Put Agreement as of the date first above written.

HOWSTUFFWORKS, INC.

By:	/s/ Jeff Arnold
Name:	Jeff Arnold
Title:	CEO

STUFFWORKS, LLC

By:	/s/ Michael E. Luce
Name:	Michael E. Luce
Title:	Vice President